ARTICLES OF AMENDMENT TO
                          ARTICLES OF INCORPORATION
                                     OF
                      SEAHAWK DEEP OCEN TECHNOLOGY, INC.
            INCREASING THE NUMBER OF SHARES AND AMENDIND THE TERMS OF
                          THE SERIES 2 PREFERRED STOCK

     Pursuant to the requirements of Section 7-106-102 of the Colorado Business Corporation Act, the undersigned Corporation submits the following Articles of Amendment to Articles of Incorporation.

     FIRST:  The name of the Corporation is Seahawk Deep Ocean Technology,
Inc.

     SECOND: The Articles of Incorporation of the Corporation are hereby amended as follows:

     "There was established a series of Preferred Stock of the Corporation designated "Series 2 Preferred Stock." The number of shares of this series of Preferred Stock shall be increased by 6,000,000 to 36,000,000 shares. The powers, designations, preferences and relative, participating, optional or other special rights of the shares of this series of Convertible Preferred Stock and the qualifications, limitations and restrictions of such preferences and rights shall be as follows:

     1. Dividend provisions. No dividends will be paid on the Series 2 Preferred Stock.

     2.  Liquidation Preference.

     (a) In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation, the holder of each share of Series 2 Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders after any payment or distribution made on the Corporation's Series 1 Convertible Preferred Stock, before any payment or distribution shall be made on the Common Stock, an amount per share equal to $0.0134. If the assets and funds to be distributed among the holders of the Series 2 Preferred Stock shall be insufficient to permit the payment of the full aforesaid preferential amount to such holders, then the entire assets and funds of the Corporation legally available for the distribution shall be distributed among the holders of the Series 2 Preferred Stock in proportion to the aggregate preferential amount of all shares of Series 2 Preferred Stock held by them. After payment has been made to the holders of the Series 2 Preferred Stock, the holders of the Common Stock shall be entitled to share ratably in the remaining assets on the basis of the number of shares of Common Stock held by them at the time of such liquidation.

         (b) For purposes of this Section 2, a merger or consolidation of the Corporation with or into any other corporation or corporations, or the merger of any other corporation or corporations into the Corporation, or the sale or any other corporate reorganization, in which shareholders of the Corporation receive distributions as a result of such consolidation, merger, sale of assets or reorganization, shall be treated as liquidation, dissolution or winding up of the Corporation, unless the stockholders of the Corporation hold

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more than fifty percent (50%) of the voting equity securities of the successor or surviving corporation immediately following such consolidation, merger, sale of assets or reorganization in which event such consolidation, merger, sale of assets, or reorganization shall not be treated as a liquidation, dissolution or winding up.

     3. Conversion. The Series 2 Preferred Stock may be converted into shares of the Corporation's Common Stock on the following terms and conditions:

         (a) Conversion at Election of Holder. Holders of the Series 2 Preferred Stock shall have the right to convert all or a portion of their shares into shares of Common Stock at any time after February 1, 2000, from time to time upon notice to the Corporation on the terms and conditions set forth herein prior to the date fixed for redemption of such shares. Upon the election of a holder of the Series 2 Preferred Stock to convert shares of such Preferred Stock, the holder of the shares of Series 2 Preferred Stock which are converted shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any authorized transfer agent for such stock together with a written statement that he elects to convert his preferred stock to common stock. The Corporation or the transfer agent shall promptly issue and deliver at such office to such holder of Series 2 Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder is thereby entitled. The effective date of such conversion shall be a date not later than 30 days after the date upon which the holder provides written notice of his election to convert to the Corporation or transfer agent.

         (b) Automatic Conversion. Provided that the Corporation has an effective registration statement under the Securities Act of 1933, as amended, covering the shares of Common Stock to be issued upon conversion, if the average closing bid price (as reported on the OTC Bulletin Board or NASDAQ Stock Market) of the Corporation's Common Stock equals or exceeds $3.00 per share during any ten (1) consecutive trading days, all outstanding shares of Series 2 Preferred Stock may, at the Corporation's election, be automatically converted into shares of Common Stock. In the event of such automatic conversion, the Corporation shall notify each holder of Series 2 Preferred Stock so converted to surrender the certificate or certificates therefor at the office of the Corporation or any authorized transfer agent for conversion. The Corporation or the transfer agent shall promptly issue and deliver at such office to such holder of Series 2 Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder is thereby entitled. The effective date for such conversion shall be a date not later than 30 days after the date the certificate or certificates for the Series 2 Preferred Stock are received for conversion.

         (c) Conversion Ratio. Each share of Series 2 Preferred Stock may be converted into one fifth (1/5) of one fully paid and non-assessable share of Common Stock (except as adjusted pursuant to paragraph 3(d) below). In the event that upon conversion of shares of Series 2 Preferred Stock a holder shall be entitled to a fraction of a share of Common Stock, no fractional share shall be issued and in lieu thereof the Corporation shall pay to the holder cash equal to the fair value of such fraction of a share.

         (d) Adjustment of Conversion Rate. If the Corporation shall at any time, or from time to time, after the effective date hereof effect a subdivision of the outstanding Common Stock and not effect a corresponding

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subdivision of the Series 2 Preferred Stock, or if the Corporation at any time or from time to time after the effective date hereof shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the number of shares of Common Stock issuable upon conversion of the Series 2 Preferred Stock shall be proportionately increased as of the time of such issuance or, in the event such a record date shall have bee fixed, as of the close of business of such record date.

         (e) No Impairment. The Corporation will not by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all of the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series 2 Preferred Stock against impairment.

         (f) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series 2 Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series 2 Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding shares of Series 2 Preferred Stock, the Corporation will take such corporate action as is necessary to increase its authorized but unissued shares of common Stock to such number of shares as shall be sufficient for such purpose.

     4. Status of Converted or Reacquired Stock. In case any shares of Series 2 Preferred Stock shall be converted pursuant to Section 3 hereof, the shares so converted shall cease to be a part of the authorized capital stock of the Corporation.

     5. Voting Rights. Each share of Series 2 Preferred Stock shall entitle the holder to one (1) vote and with respect to each such vote, a holder of shares of Series 2 Preferred Stock shall have full voting right and powers equal to the voting rights and powers of a holder of shares of Common Stock, share for share, and shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote with holders of Common Stock together as a single class.

     6. Redemption Provisions. To the extent permitted under the Colorado Business Corporation Act, shares of the Series 2 Preferred Stock are redeemable as follows.

         (a) Redemption at Option of Corporation. At the option of the Corporation, shares of Series 2 Preferred Stock may be redeemed, in whole or in part, at any time and from time to time after the date of issuance.

         (b) Mandatory Redemption in Full. The Corporation shall redeem all of the outstanding shares of Series 2 Preferred Stock n February 1, 2007, provided that no such redemption payment shall be made on any share unless nay promissory note used in lieu of payment for the share has been satisfied in full.

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         (c)  Redemption Price. The redemption price per share under this
Section 6 shall be the greater of (i) $0.0134 per share or (ii) one fifth of the average of the closing bid and ask prices as reported on the OTC Bulletin Board or the NASDAQ Stock Market during the ten (10) consecutive trading days prior to the date fixed for redemption.

         (d) Notice of Redemption. Notice to the holders of Series 2 Preferred Stock to be redeemed shall be given not late than 7 days before the date fixed for redemption. The notice of redemption to each stockholder whose shares of Series 2 Preferred Stock are to be redeemed shall specify the number of Series 2 Preferred Stock of such stockholder to be redeemed, the date fixed for redemption and the redemption price at which shares of Series 2 Preferred Stock are to be redeemed or how such price will be determined, and shall specify where payment of the redemption price is to be made upon surrender of such shares, shall state the conversion rate then in effect, and shall state that accrued dividends to the date fixed for redemption will be paid as specified in said notice, that from and after said date dividends thereon will cease to accrue, and that the Conversion Rights of such shares shall cease and terminate at the close of business on the date fixed for redemption.

     7. Notices. Any notice required to be given to holders of shares of Series 2 Preferred Stock shall be deemed given upon deposit in the United States mail, postage prepaid, addressed to such holder or record at his address appearing on the books of the Corporation, or upon personal delivery of the aforementioned address.

     THIRD: Such Amendment was duly adopted by the Board of Directors of the Corporation on the 23rd day of March 1999.

     IN TESTIMONY WHEREOF, the undersigned Corporation has caused these Articles of amendment to the Articles of Incorporation to be signed by a duly authorized officer and duly attested by another such officer, to be hereunto affixed this 23rd day of March 1999.

SEAHAWK DEEP OCEAN TECHNOLOGY
                                    Attest:

By: /s/ John T. Lawrence            /s/ John T. Balch
   John T. Lawrence, President      John T. Balch, Secretary




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